EMPLOYMENT AGREEMENT          EXHIBIT 10.7


          AGREEMENT,   dated  as  of  October  1,  1997,   between  JOHN  ECKMAN
(hereinafter called "Eckman") and VICON INDUSTRIES, INC., a New York corporation, having its principal place of business at 525 Broad Hollow Road, Melville, New York 11747 (hereinafter called the "Company").
          WHEREAS, Eckman has previously been employed by the Company, and
          WHEREAS, the Company and Eckman mutually desire to assure the continuation of Eckman's services to the Company,
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties covenant and agree as follows:
          1. Employment. The Company shall employ Eckman as its Vice President of U.S. Sales throughout the term of this Agreement, and Eckman hereby accepts such employment.
          2. Term. The term of this Agreement shall commence as of the date of this Agreement and end on March 31, 1999.
          3.      Compensation.
                 A. The Company shall pay Eckman a base salary of $120,000 per annum, subject to periodic adjustment as determined by the President of the Company with Board of Directors approval, but in any event shall not be less than the base salary so indicated.
                  B. Eckman's base salary shall be payable monthly or bi-weekly.



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                  C. Eckman shall also be entitled to  participate in any bonus, profit sharing, life insurance, medical, dental, hospital, disability, 401(k) or other benefit plans as may from time to time be available to officers of the Company, subject to the general eligibility requirements of such plans.
            4. Covenant not to Compete. Eckman agrees that during the term of this Agreement and for a period of two years thereafter, he shall not directly or indirectly within the United States or Europe engage in, or enter the employment of or render any services to any other entity engaged in, any business of a similar nature to or in competition with the Company's business of designing, manufacturing and selling CCTV security equipment and protection devices anywhere in the United States and Europe. Eckman further acknowledges that the services to be rendered under this Agreement by him are special, unique, and of extraordinary character and that a material breach by him of this section will cause the Company to suffer irreparable damage; and Eckman agrees that in addition to any other remedy, this section shall be enforceable by negative or affirmative preliminary or permanent injunction in any Court of competent jurisdiction. Eckman acknowledges that he may only be released from this covenant if the Company materially breach's this agreement or provides to Eckman a written release of this provision.



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            5.    Severance Payment on Certain Terminations.
            A. If either this Agreement expires, or the Company terminates Eckman's employment under this Agreement for reasons other than "Gross Misconduct", then Eckman, at his option, may elect to receive severance payments except in the case of disability under paragraph 7, without reduction for any offset or mitigation, in an amount equal to (a) one-twelfth Eckman's annual base salary at the time of such termination multiplied by (b) the number of full years of Eckman's employment by the Company which shall be no less than three years and up to a maximum of 6 years.
            B. "Gross Misconduct" shall mean (a) a wilful, substantial and unjustifiable refusal to perform substantially the duties and services required of his position; (b) fraud, misappropriation or embezzlement involving the Company or its assets; or (c) conviction of a felony involving moral turpitude.
            Eckman's option to elect to receive severance payments may be exercised only by written notice delivered to the Company within 90 days following the date on which Eckman receives actual notice of termination or this Agreement expires, as the case may be.
            In the event of an election under this section, payment of such severance shall be in lieu of any other obligation of the Company for severance payment or other post-termination compensation under this Agreement if any.

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            The severance  amount  determined in 5A above shall be paid in equal monthly payments over the number of full years of Eckman's employment.
      6.    Termination Payment on Change of Control.
            A.    Notwithstanding any other provision of this
Agreement, if a "Change of Control" occurs without the prior written consent of the Board of Directors, Eckman, at his option, may elect to terminate his obligations under this Agreement and to receive a termination payment, without reduction for any offset or mitigation, in an amount equal to three times his average annual base salary for the five years preceding the Change of Control or shorter period of actual employment, in either lump sum or extended payments over three years as Eckman shall elect.
            B. A "Change of Control" shall be deemed to have occurred if (i) any other entity shall directly or indirectly acquire beneficial ownership of 20%, or any further amount in excess of 20%, of the outstanding shares of capital stock of the Company or (ii) a majority of the members of the Board of Directors of the Company or any successor by merger or assignment of assets or otherwise, shall be persons other than Directors on the date of this Agreement.
            C. Eckman's option to elect to terminate his obligations and to receive a termination payment and to elect to receive a lump sum or extended payments may be exercised only by written notice delivered to the Company within 90 days following the date on which Eckman receives actual notice of Change of Control.
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      7. Death or Disability.  The Company may terminate this Agreement  without liability for severance payments under paragraph 5 if during the term of this Agreement (a) Eckman dies or (b) Eckman becomes so disabled for a period of six months that he is substantially unable to perform his duties under this Agreement for such period. The Company shall be the sole judge of such disability.
      8. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of New York in accordance with the rules of the American Arbitration then in effect, and judgement upon the award rendered be entered and enforced in any court having jurisdiction thereof.
     9.     Miscellaneous.
            A. Except for stock options previously granted, this Agreement contains the entire agreement between the parties and supersedes all prior agreements by the parties relating to payments by the Company upon involuntary employment termination with or without cause, however, it does not restrict or limit such other benefits as the President or Board of Directors may determine to provide or make available to Eckman.
            B. This agreement may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

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            C.  This  Agreement  shall  be  governed  by the  laws  of New  York applicable to contracts between New York residents and made and to be entirely performed in New York.
            D. If any part of this Agreement is held to be unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall continue in full force and effect.
            E. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successor, and assigns.
      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

                                          VICON INDUSTRIES, INC.


                                         By
John Eckman                                Kenneth M. Darby
Vice President - U.S. Sales                President
                                           Vicon Industries, Inc.



















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